Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 16, 2019, by and between TOI Management, LLC, a Delaware limited liability company (the "Company"), and Bradford Hively (the "Executive"). The Company and the Executive may be referred to together as the "Parties" and individually as a "Party." Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 22.

RECITALS:

WHEREAS, the Company employed the Executive in the capacity hereinafter stated, and the Executive agreed to be employed by the Company in such capacity for the period beginning on December 2, 2019 (the "Effective Date") and on the terms and conditions set forth herein;

WHEREAS, the Executive is individually represented in negotiating the terms of this Agreement, including the venue, forum and choice of law provisions;

WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated as of December 2, 2019 (the "Original Agreement"); and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and incorporating the recitals set forth above, the Parties, intending to become legally bound, hereby covenant and agree as follows:

I.    Employment Period. The Company hereby agrees to employ the Executive as the Chief Executive Officer of the Company, and the Executive, in such capacity, agrees to provide services to the Company for the period beginning on the Effective Date and, unless terminated earlier in accordance with Section 5 of this Agreement, ending on the third (3rd anniversary of the Effective Date (the "Initial Term"). At the expiration of the Initial Term, this Agreement will automatically renew for successive additional terms of one (1) year (each a "Renewal Term" and, together with the Initial Term, the "Employment Period"), unless notice of nonrenewal is given in writing by either Party to the other Party at least sixty (60) days prior to the expiration of the Initial Term or any successive Renewal Term.

2.Performance of Duties. The Executive agrees that, during the Employment Period, while the Executive is employed by the Company, the Executive shall, with the exception of the Persons and the activities listed in Exhibit B, devote the Executive's full time, energies and talents exclusively to, and provide the Executive's efforts in a prudent manner consistent with such position, diligently and conscientiously in discharging, the Executive's duties, promote the interests of the Company and serve in the capacity of the Chief Executive Officer of the Company at all times in the interests of the Company, and perform the duties consistent with the Executive's role as the Chief Executive Officer of the Company and as reasonably assigned to the Executive by the Board of Directors (or similar governing body) (the "Holdings Board") of TOI Parent, Inc., a Delaware corporation and the beneficial owner of one hundred percent (100%) of the Company ("Holdings"), the Board of Managers (or similar governing body) of the Company (the "Company Board" and together with the Holdings Board, the "Board"), or such other Person that the Board will designate, honestly, diligently and in a professional manner. During the Employment Period, the Executive shall also be a member of the Holdings Board, the Company Board, and the Board of Managers (or similar governing body) of TOI Acquisition, LLC. The Executive (a) shall observe and

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comply with all applicable (i) rules, regulations, policies, and procedures established by the Company and provided to the Executive from time to time and (ii) laws, rules, and regulations imposed by any governmental or regulatory authorities from time to time and (b) acknowledges and agrees that the Executive owes fiduciary duties (including a fiduciary duty of loyalty) to the Company to discharge the Executive's duties and otherwise act in a manner consistent with the best interests of the Company. In such capacity, the Executive shall have such authority and responsibilities that are consistent with the role of Chief Executive Officer, and as shall be delegated to him by the Board, or such other Person that the Board will designate. In such capacity, the Executive shall report directly to the Board. Subject to Section 4(b), during the Employment Period, the Executive shall not, without prior written consent from the Board, serve as or be a consultant to, or employee, officer, agent, representative, manager, or director of, any Person. Notwithstanding the foregoing, the Executive shall be permitted, with the prior consent of the Board (such consent not to be unreasonably withheld), to serve on outside boards during the Employment Period provided that: (i) Executive notifies the Company in advance of such service (with any such board services existing as of the date hereof set forth on Exhibit B); (ii) such service will not materially interfere with the Executive's performance of duties to the Company; and (iii) such service does not pose any material conflict of interest. The Board hereby consents to the Executive's participation with the Persons and the activities listed in Exhibit 8.

3.Compensation.    Subject to the terms and conditions of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Executive shall be compensated by the Company for the Executive’s services as follow:

a.The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, a rate of base salary equal to Four Hundred Thousand Dollars ($400,000) (the "Base Salary"), payable in substantially equal monthly or more frequent installments in accordance with the Company's general payroll practices and subject to normal and applicable tax withholding and other authorized, required and mandatory deductions, as well as voluntary deductions to the extent agreed to by the Executive in writing. During the Employment Period, the Executive's Base Salary shall be reviewed by the Board on or before each anniversary of the Effective Date to determine whether an adjustment in the Executive's rate of compensation is appropriate, with such adjustment, if any, to be determined by the Board at its sole and absolute discretion.

b.The Executive will be eligible to receive an annual bonus payment up to sixty percent (60%) of the Executive's then-current Base Salary based on the Company's achievement of certain performance objectives, in each case determined by the Board, which annual bonus target shall be determined in accordance with the Company's annual budget (the "Bonus"); provided, that the achievement of such Bonus shall be determined by the Board in its reasonable good faith discretion and shall be based on (among other things) the performance of the Executive and the Company. Beginning in calendar year 2020, the annual Bonus shall be awarded based on the achievement of mutually agreed performance objectives determined in accordance with the Company's annual budget. Any Bonus payable pursuant to this Section 3(b) shall be paid to the Executive within thirty (30) days of receipt of a financial audit of the Company with respect to the annual period related to such Bonus (the "Bonus Year"): provided, that in no event shall any Bonus due and payable pursuant to this Section 3(b) be paid before January 1 or after December 31 in the year immediately succeeding the Bonus Year. The Executive's calendar year 2020 Bonus shall be guaranteed to be at least Two Hundred Thousand Dollars ($200,000). Additionally, when the Company is sold, the Executive shall be entitled to receive accrued but not yet paid portions of his Bonus (i.e., if the Company is sold on November 30, 2021, the Executive is entitled to receive a Bonus for his performance in calendar months January - November, 2021).

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c.The Executive shall be entitled to participate in employee and executive benefit plans or programs maintained by the Company for which similarly situated employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs.

d.The Executive shall be entitled to Twenty (20) business days of vacation per year and Five (5) business days of paid sick leave per year in addition to all holidays observed in accordance with the Company's applicable policies and procedures. All vacation time shall be taken upon reasonable advance notice to Human Resources and at such time and manner as shall be mutually satisfactory to Company and Executive but subject always to the reasonable demands of the Company. Any unused vacation time shall be paid out to the Executive in accordance with the Company's policies and upon termination of employment for any reason.

e.Stock Options; Bonus. On the Effective Date, the Company granted to the Executive an option to acquire Three Hundred Ninety-Eight (398) shares of common stock of Holdings with an exercise price of $4,960.95 (the "Option"), pursuant to the terms of that certain Non-Qualified Stock Option Agreement between Holdings and the Executive, dated as of the Effective Date (the "Option Agreement"). If, while the Executive still holds all or any portion of the Option, Holdings declares a dividend, the Company and the Executive shall agree in good faith on an equitable and appropriate bonus arrangement (payable upon a Sale of the Company (as defined in the Option Agreement)) to provide the Executive with the benefit of such divided as if the Executive had exercised the Option (or portion thereof still held) immediately prior to the record date of such divided.

f.Signing Bonus. In recognition of the Executive leaving his previous employment prior to receiving his annual bonus, the Executive shall receive a signing bonus of Two Hundred and Seventy Thousand Dollars ($270,000) paid to him within thirty (30) days of the Effective Date; provided, however, that the amount of the signing bonus shall be reduced dollar-for-dollar by the gross amount of any year-end bonus the Executive receives from his previous employer.

4.Restrictive Covenants. The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Company's Business (as defined in Section 22(b) below); (ii) the Executive's work for the Company, Holdings, and their respective direct and indirect subsidiaries (collectively, and together with their respective predecessors and successors, the "Company Group") has brought and will bring the Executive into close contact with Confidential Information (as defined in paragraph (a)(i) immediately below) of each member of the Company Group and each of their respective customers, vendors, suppliers, employees, and independent contractors; (iii) the agreements and covenants contained in this Section 4 are essential to protect the business interests of each member of the Company Group and their respective Affiliates; and (iv) the Company would not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

a.Confidential Information.

i.Except as set forth below in Section 4(a)(ii), the Executive agrees to keep confidential and not disclose, directly or indirectly, to any Person or use in any way (other than for the benefit of the Company Group) all Confidential Information concerning any member of the Company Group or any of their respective Affiliates, that was acquired by, or disclosed to, or developed on behalf of the Company by, the Executive during the course of the Executive's employment with the Company or any of its Affiliates. For purposes of this Agreement, "Confidential Information" means, any written or oral proprietary or non-public information of any member of the Company Group or any of their respective Affiliates (including information disclosed by any of the Sponsor Related Parties, or an entity or business owned by any of the Sponsor Related Parties), including information relating to corporate or organizational

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documents, contracts, employees, independent contractors, customers, suppliers, sales, promotional, marketing, sales programs, credit history, repayment history, financial information, financial statements, costs, operations, trade secrets, know-how, research and development, software, databases, inventions, processes, technology, sales, pricing, vendors, compensation, marketing, advertising, promotions, product lines, alliances, financial data, plans, prospects, and government and regulatory activities, whether past, current or planned. "Confidential Information" does not include information that: (A) was, is now, or becomes generally available and known to the public or participants in the Company's industry (but, in each case, not as a result of a breach of any duty of confidentiality by which the Executive or the disclosing party is bound); (B) is disclosed by the Company to any Person without a duty of confidentiality prior to disclosure to the Executive; or (C) is independently developed by the Executive without any reference to, or any use of, any Confidential Information and as provided in paragraph (c) below, not in connection with the Executive's performance of legitimate business purposes on behalf of the Company with respect to the Executive's employment with the Company. As to Confidential Information that constitutes a trade secret, the restrictions in this Section 4(a)(i) shall last for as long as the item qualifies as a trade secret under federal or state law.

ii.Notwithstanding anything to the contrary set forth in Section 4(a)(i), the Executive may disclose Confidential Information to any Person (A) if, upon the opinion of the Executive's counsel, such Confidential Information is required to be disclosed by applicable law, regulation or legal process, (B) in the ordinary course of the Company's business as a proper part of the Executive's employment in connection with communications with customers, vendors, suppliers, and other proper parties; provided, that it is for a proper purpose for the benefit of any member of the Company Group, and/or (C) to enforce the Executive's rights under this Agreement or any other agreement between the Company or any of its Affiliates and the Executive or any of the Executive's Affiliates. If the Executive is required to disclose any Confidential Information pursuant to Section 4(a)(ii)(A), the Executive, to the extent he can do so without divulging protected attorney-client communications , shall give the Company prompt notice so that the applicable member of the Company Group may seek a protective order or other appropriate remedy and/or waive compliance with Section 4(a) and, in the event such protective order or other remedy is not obtained , or that the applicable member of the Company Group waives compliance with Section 4(a), the Executive shall (I) use commercially reasonable efforts to cooperate with, and assist, the applicable member of the Company Group in connection therewith, at the applicable member of the Company Group' s sole cost and expense, (2) disclose only that portion of the Confidential Information which is legally required to be disclosed, and (3) seek to obtain confidential treatment, at the applicable member of the Company Group's sole cost and expense, for such Confidential Information.

iii.Notwithstanding anything to the contrary set forth in Section 4(a)(i) or Section 4(a)(ii). the Executive understands that nothing contained in this Agreement limits or otherwise prohibits the Executive's ability to file a charge or complaint with the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state or local governmental agency or commission (the "Government Agencies") , or to make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive further understands that this Agreement does not limit the Executive's ability to communicate with any of the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive's right to receive an award for information provided to any Government Agencies.

iv.Pursuant to 18 U.S.C. § 1833(b)(l): "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or

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indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Additionally, if the Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Executive understands that the Executive has the right to provide trade secret information to the Executive's attorney and use the trade secret information in the court proceeding, although the Executive must file any document containing the trade secret under seal and the Executive may not disclose the trade secret, except pursuant to court order.

b.Non-Competition; Non-Solicitation.

i.Subject to Section 4(b)(iii), the Executive agrees that, for the Employment Period, i.e., the period commencing on the Effective Date and ending on the date on which the Executive's employment with the Company is terminated for any reason (such period also shall be referred to as the "Non-Competition Period"), the Executive shall not directly or indirectly, alone or in association with others, or as a partner, officer, director, employee, consultant, agent, independent contractor, lender, member, manager or equity holder, or on behalf, of any Person, engage in the Business or any business activity that is in competition with the Business of any member of the Company Group or any of their Affiliates within the Restricted Territory.

ii.The Executive agrees that, for the period commencing on the Effective Date and ending twenty-four (24) months after the date on which the Executive's employment with the Company is terminated for any reason (such period shall be referred to as the "Non-Solicitation Period"), the Executive shall not directly or indirectly, in any capacity, either alone, separately or in association with, or on behalf of, any other Person solicit for employment or any business relationship any current or former employee or independent contractor of any member of the Company Group who was employed or engaged by the Company within six (6) months of the solicitation and with whom the Executive has had material personal contact, supervised or managed, or otherwise possesses Confidential Information or the Company's goodwill that would assist the recruitment or solicitation of the person; provided, however, that a general solicitation or advertisement of employment conducted by or on behalf of the Executive or any of the Executive's Affiliates in newspapers, trade journals, the Internet, through recruiters or by any similar means, in each case, not specifically directed at any of the Company Group's employees or independent contractors shall not, in and of itself, be deemed a breach of this subsection (ii).

iii.Notwithstanding the restrictions set forth in Section 2 and/or Section
4(b)(i), nothing contained in Section 4(b) shall be deemed to prohibit the Executive during the Non-Competition Period from (A) being a passive owner of less than five percent (5%) of any class or series of outstanding securities of publicly traded securities of any entity or (B) volunteering in any capacity with any civic, educational or charitable organization, or any trade association, in each case without seeking or obtaining approval by the Company or the Board; provided, that in each case such activities and services do not materially interfere or conflict with the performance of the Executive's duties hereunder or violate any of the Restrictive Covenants.

c.Proprietary Rights. The Executive acknowledges and agrees that all right, title and interest in all developments, including inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or contemplated Business of any member of the Company Group that, alone or jointly with others, the Executive may in the future during the Employment Period conceive, create, make, develop, reduce to practice or acquire (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company, and the Executive hereby assigns to the Company all of the Executive's right, title and interest in and to all such Developments, and such Developments shall not be used by the Executive in any way

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adverse to any member of the Company Group's or any of their respective Affiliates' interests. All items related to the Developments, including memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive, or made available to the Executive, during the Employment Period concerning the Business or planned business of any member of the Company Group shall be the property of the Company, and shall be delivered to the Company promptly upon the earlier of the Company's written request or the termination of this Agreement. The Executive shall not deliver, reproduce or in any way allow such documents or Developments to be delivered or used by any third party without the prior written approval of the Board. The Executive will promptly disclose all Developments to the Company and, at the Company's expense, perform all reasonable actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Pursuant to California Labor Code 2870, the foregoing provisions regarding the assignment of Developments to the Company does not apply to a Development for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the invention relates at the time of conception or use (A) to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from or is the product of any work performed by the Executive for the Company in the scope of the Executive's efforts on behalf of the Company.

d.Non-Disparagement. Except in order to comply with law, regulation or legal process, or to enforce (or defend) the Executive’s rights hereunder or any other agreement with any member of the Company Group or as described in Section 4(a)(iii) or Section 4(a)(iv). the Executive and the Company mutually agree not to make any public disparaging or negative remarks, whether oral or written, about the other, including any member of the Company Group or any their respective equity holders, officers, directors, managers , and/or executives, or any investment fund of any of the Sponsor Related Parties or any of their respective general partners, managers, officers, directors and/or executives (including that call into question any of their respective abilities to properly make or manage investments).

e.Remedies. If the Executive breaches any of the provisions contained in Section 4(a), Section 4(b), Section 4(c), or Section 4(d) (the "Restrictive Covenants"), the Company shall have the remedies set forth below, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The provisions of this Section 4 are intended to be for the benefit of each member of the Company Group and their respective Affiliates (for enforcement purposes only with respect to such Affiliates), each of which Person may enforce such provisions and each of which is an express third party beneficiary of such provisions and this Agreement generally . The Executive acknowledges and agrees that money damages would be an inadequate remedy for any breach of any of the Restrictive Covenants, and, in the event of a violation or a breach or threatened breach of any of the Restrictive Covenants, the Company may have no adequate remedy at law, and the Company, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance, or to enforce each such provision by temporary or permanent injunction or mandatory relief, obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.

f.Severability. If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portion(s). Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the scope of the activity restricted, the duration of such provision or the area covered thereby, the Parties agree that the court making such determination (or the Parties together

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themselves) shall have the power to reduce the scope of activity restricted, the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

g.Enforceability. The Executive acknowledges that the restrictions and duration of the obligations set forth in this Section 4 (i) are reasonable and no broader than necessary to protect the legitimate business interests of the Company and its direct and indirect subsidiaries and the goodwill thereof and (ii) do not and will not impose an unreasonable burden upon the Executive. The Company and the Executive agree that if, at the time of enforcement of any of the provisions of this Section 4, a court holds that any restriction stated herein is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the otherwise applicable period, scope or area. Subject to Section 4(b)(iii), in the event of any breach or violation by the Executive of any of the provisions of Section 4(a), Section 4(b)(i) or Section 4(b)(ii), the running of the Non-Disclosure Period, Non-Competition Period, or Non-Solicitation Period, as the case may be, shall be tolled during the continuation of any breach or violation by the Executive.

5.Termination and Compensation Due Upon Termination. The Employment Period shall continue until terminated in accordance with one of Section5(a) through Section 5(f).

a.Termination Without Cause. The Company shall have the right to terminate the Executive's employment at any time during the Employment Period without Cause. If the Company terminates the Executive's employment under this Agreement without Cause, the Company shall pay the Executive any compensation and benefits Company owes to the Executive through the date of termination, in each case, as applicable, pursuant to and in accordance with Section 3 (collectively, the "Accrued Obligations and Benefits"). Additionally, conditioned upon the Executive's voluntary execution of the Release of Claims Agreement in substantially the form of Exhibit A attached hereto, which Release of Claims Agreement shall be subject to modification only to the extent necessary to comply with changes in applicable law, if any, occurring after the Effective Date and prior to the date such Release of Claims Agreement is executed or by mutual agreement (the "Release") (which the Executive must sign on or prior to the sixtieth (60h1) day following the effective date of the Executive's termination or the date the Company provides the Executive with a copy of the Release for signature, whichever is later), the Company shall pay to or on behalf of the Executive (i) the Executive's Base Salary at the time of such termination for a period equal to twelve (12) months thereafter (the "Severance Period"), plus (ii) subject to applicable law, payment or reimbursement of all premiums for medical benefits, dental benefits, and vision benefits elected by the Executive for himself and his dependents pursuant to the continuation of medical coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), including Section 4980B of the Code (as defined below) and Sections 601 through 608, inclusive, of the Employee Retirement Income Security Act of 1974 ("ERISA"), which amounts shall be deemed to be taxable income to the Executive, during the Severance Period, plus (iii) the Executive's Bonus for the 2020 Bonus Year (to the extent the termination occurs within the 2020 Bonus Year and such Bonus has not yet been paid to the Executive) (collectively, the payments described in Section 5(a)(i), Section 5(a)(ii), and Section 5(a)(iii) shall be referred to as the "Severance Payments"). Severance Payments required to be paid pursuant to (A) Section 5(a)(i) shall be paid during the Severance Period in accordance with Section 3(a) and (B) Section 5(a)(ii) shall be paid or reimbursed as when due or incurred by the Executive during the Severance Period in accordance with Section 3, as applicable. Notwithstanding anything in this Section 5(a), the Severance Payments shall be paid to the Executive, in accordance with the Company's payroll policy, beginning on the payroll date. which next occurs after the Release becomes effective and non-revocable; provided, that the Release is timely executed and delivered to the Company within (60) days after the later of the effective date of the Executive's termination or the date the Company provides the Executive with a copy of the Release for signature. If the Executive does not voluntarily execute the Release within such sixty (60) day period, the Executive shall not be entitled to the Severance Payments.

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b.Resignation with Good Reason. The Executive shall have the right to terminate the Executive's employment with the Company during the Employment Period for Good Reason upon thirty (30) days' written notice to the Company and the Board; provided, that such notice provides a reasonably detailed explanation of the event or circumstance that constitutes Good Reason and such event or circumstance remains uncured (if curable) for thirty (30) days after the Company and the Board have received such written notice. If the Executive terminates the Executive's employment with the Company for Good Reason during the Employment Period, the Executive will be entitled to all payments and benefits as if the Executive had been terminated without Cause pursuant to, and in accordance with, the terms and conditions set forth in Section 5(a) (including the Executive's voluntary execution of the Release). The Executive's right to receive the Severance Payments in connection with the termination of the Executive's employment for Good Reason for any particular event or circumstance shall cease to exist solely with respect to such event or circumstance if the Executive fails to provide written notice to the Company and the Board of such event or circumstance within thirty (30) days after the Executive has actual knowledge of the occurrence or existence thereof.

c.Voluntary Resignation without Good Reason. The Executive may terminate the Executive's employment with the Company for any reason (or no reason at all), other than Good Reason, at any time during the Employment Period by giving the Company sixty (60) days' prior written notice of the Executive's voluntary resignation; provided, however, that the Company may elect to waive all or any part of such notice period and/or that the Executive's voluntary resignation be effective immediately upon notice of such resignation. The Company shall have no obligation to make any other payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive's employment) for periods after the date on which the Executive's employment with the Company terminates due to the Executive's voluntary resignation (other than for Good Reason), other than any Accrued Compensation and Benefits.

d.Termination for Cause. The Company shall have the right to terminate the Executive's employment at any time during the Employment Period for Cause; provided, that the Company has delivered written notice to the Executive of a reasonably detailed explanation of the event or circumstance that constitutes Cause and such event or circumstance remains uncured (if curable) for thirty
(30) days after the Executive has received such written notice. If the Executive's employment with the Company is terminated for Cause, the Company shall have no obligation to make any payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive's employment) for periods after the Executive's employment with the Company is terminated on account of the Executive's termination for Cause, other than any Accrued Compensation and Benefits. Any event or circumstance that constitutes Cause will be presumed to be curable, unless such event or circumstance arises from, relates to, or is in connection with any of clauses (i), (iii), (iv) (v), (vi), (vii) (viii) or (ix) in the definition of Cause.

e.Disability. If, during the Employment Period, the Executive is unable to perform, with or without reasonable accommodation, the Executive's essential job functions pursuant to and in accordance with this Agreement due to any physical or mental disability which exists for a period of one hundred eighty (180) days in any twelve (12) consecutive month period during the Employment Period, the Company shall have the right to terminate the Executive's employment hereunder by giving not less than thirty (30) days' prior written notice to the Executive, at the end of which time the Executive's employment shall be terminated. Upon expiration of such thirty (30) day period, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive's employment) for periods after the date the Executive's employment with the Company terminates on account of disability, other than any Accrued Compensation and Benefits. For purposes of this Section 5(e), determination of whether the Executive is disabled shall be determined in accordance

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with the Company's long term disability plan (if any) and applicable law (if the Company does not have a long term disability plan).

f.Death. If the Executive's employment hereunder is terminated by reason of the Executive's death, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive's employment) for periods after the date of the Executive's death, other than any Accrued Compensation, Benefits, and the Executive's Bonus for the 2020 Bonus Year (to the extent the termination occurs within the 2020 Bonus Year and such Bonus has not yet been paid to the Executive).

6.Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any Person in connection with a Company Sale or a recapitalization, a reorganization, a consolidation, a restructuring, or a similar transaction involving the Company without further action or consent by the Executive; provided, however, that the Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring Person.

7.Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of the Executive's creditors, other than pursuant to law, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate upon the Executive's death.

8.Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive.

9.Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) one (1) Business Day after being delivered by hand, (b) five (5) Business Days after being mailed first class or certified with postage paid, (c) one (1) Business Day after being couriered by overnight receipted courier service, or (d) one (1) Business Day if sent by E-Mail, in each case to the Parties at the following addresses:
a.to the Executive addressed as follows: Bradford Hively
_____________
_____________
E-Mail: ___________

with a copy to:
(which shall not constitute notice)

Venture LLP
23 Corporate Plaza Dr., Suite 150 Newport Beach, CA 92660 Attention: Michael Torres
E-Mail: michael@venture-llp.com
b.to the Company addressed as follows: TOI Management, LLC
18000 Studebaker Road, #800

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Cerritos, CA 90703

with a copy to:
(which shall not constitute notice)

McDermott Will & Emery LLP 333 Avenue of the Americas Suite 4500
Miami, Florida 33131
Attention: Alexander Clavero, Esq.
E-Mail: aclavero@mwe.com

or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party.

10. Amendment. This Agreement may only be amended or canceled by mutual agreement of the Parties in writing, and no Person, other than the Parties (and the Executive's estate upon the Executive's death), shall have any rights under or interest in this Agreement or the subject matter hereof. The Parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither Party shall assert the same.
11.Counterparts. This Agreement may be executed in two (2) or more counterparts (including by means of facsimile or electronically transmitted portable document format (.PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one (1) and the same instrument; provided, that facsimile or electronically transmitted signature pages of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page.

12.Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Other than in connection with Section 4 (which shall be governed by the severability clause therein) upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.Governing Law and Venue. The Parties, each represented by legal counsel in drafting and negotiating this Agreement and provision, agree that California law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary, such legal action shall be commenced only in a State or Federal court of competent jurisdiction located in Los Angeles County, California. Any litigation commenced other than in Los Angeles County, California, shall be subject to being dismissed, stayed or having venue transferred to Los Angeles County, California, at the option of the Party not commencing said litigation. The Parties further waive all objections and defenses to litigation being conducted in Los Angeles County, California, based upon venue or under the doctrine of forum non conveniens.

14.    Assignments. Neither Party shall be permitted to assign this Agreement or any of such Party's rights or obligations hereunder without the prior written consent of the other Party; provided, however, that the Company may assign this Agreement and its rights or obligations hereunder to any of its Affiliates, or in connection with a Company Sale without further action or consent by the Executive;

- IO -

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provided, however, that the Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, permitted assign or acquiring Person.

15. Effect of Termination. All of the provisions of this Agreement shall survive termination of this Agreement in accordance with their respective terms. Any termination of the Executive's employment with the Company shall automatically be deemed to be simultaneous resignation of all other positions and titles, and directorships (or similar position), the Executive holds with Holdings and the Company and/or any of its direct and indirect subsidiaries.

16.Entire Agreement. This Agreement, the Schedules, and Exhibits attached hereto (including the Option Agreement), and incorporated herein by reference, set forth the entire agreement and understanding between the Company and its direct and indirect subsidiaries, on the one hand, and the Executive, on the other hand, relating to the subject matter herein and merges and terminates all prior discussions between the Parties, including any and all statements made by any officer, director, manager, employee, equity holder or representative of any member of the Company Group or any of their respective Affiliates (including, without limitation, the Original Agreement and the Board Observer Agreement, dated as of September 19, 2018, between the Executive and Holdings). The Executive understands and acknowledges that, except as set forth in this Agreement and the agreements referred to herein, (a) no other representation or inducement has been made to the Executive, (b) the Executive has relied on the Executive's own judgment and investigation in executing this Agreement, and (c) the Executive has not relied on any representation or inducement made by any officer, director, manager, employee, equity holder or representative of any member of the Company Group or any of their respective Affiliates. To the extent there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any prior employment or consulting agreement, the terms and conditions of this Agreement shall control.

17. 409A Compliance.

(a)It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations and guideline issued thereunder ("Section 409A") to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 17 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

(b)Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable under this Agreement by reason of the Executive's separation from service during a period in which the Executive is a "specified employee" (as defined under Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)if the payment or distribution is payable in a lump sum, the Executive's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive's death or the first (1st) day of the seventh (7th) month following the Executive's separation from service; and
(ii)if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive's separation from service will be accumulated and the Executive's right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the

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Executive's death or the first (1st) day of the seventh (7th) month following the Executive's separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

(c)If and to the extent required to comply with Section 409A, any payment or benefit required to be paid hereunder on account of termination of the Executive's employment, service (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Executive within the meaning of Section 409A.

(d)Notwithstanding anything herein to the contrary or otherwise, to the extent necessary to avoid taxes and penalties under Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

18.Confidentiality. The Parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated as strictly confidential, other than as required by applicable law, rule or regulation. During the Employment Period and thereafter, neither Party shall disclose any terms of this Agreement to any Person without the prior written consent of the other Party, with the exception of a Party's immediate family, tax, legal or accounting advisors or for legitimate business purposes of the Party (including by the Company to members of the Board (or the board of directors (or similar governing body) of any of the Company's direct and indirect subsidiaries), to any of its equity or debt holders, to any employee (who needs, or is required, to know such information in connection with such employee's job and/or responsibilities) of the Company or any of its Affiliates or direct or indirect subsidiaries), to any future employer (solely with respect to the terms and conditions related to the Restrictive Covenants, the Executive's title and duties, and the amount of the Executive's compensation and benefits), as otherwise required by law or to enforce (or defend) a Party's rights or obligations hereunder or any other agreement among the Parties or their Affiliates, or by the Company in connection with a potential Company Sale.

19.Executive's Compliance with other Agreements. The Executive represents and warrants to each member of the Company Group as of the date hereof and the Effective Date that (a) the execution of this Agreement by the Executive and the Executive's performance of the Executive's obligations hereunder does not constitute (with or without notice or lapse of time or both) a default, breach or violation of any contract, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including any contract with any present or former employer, and (b) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against the Executive in accordance with its terms, except as such enforcement may be limited by bankruptcy, general principles of equity or other laws affecting creditors or debtors rights generally. All representations and warranties contained herein will survive the execution and delivery of this Agreement. The Executive hereby agrees to indemnify and hold each member of the Company Group and their respective Affiliates harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including

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reasonable attorneys' fees and expenses) incurred by any member of the Company Group and their respective Affiliates in connection with any breach of the Executive's representations and warranties in this Section 19.

20.Indemnification. To the maximum extent allowed under applicable law and the governing or organizational documents of any member of the Company Group, in the event that the Executive is a party to any threatened, pending or completed action, suit or proceeding (other than any action, suit or proceeding arising under or related to this Agreement), whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director , officer, employee or agent of any entity comprising the Company Group, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify the Executive and hold him harmless against all fees, costs, expenses (including reasonable attorneys' fees, costs and expenses incurred by the Executive),judgments, fines and amounts paid in settlement (subject to the Company's consent, with such consent not to be unreasonably withheld) actually and reasonably incurred by him, as and when incurred, in connection with any such Proceeding. Fees, costs and expenses incurred by the Executive in defense of any such Proceeding (including reasonable attorneys' fees, costs and expenses) shall be paid by the Company within ten (10) days upon receipt by the Company of: (i) a written request for payment; and (ii) reasonable documentation evidencing the incurrence, amount and nature of the fees, costs and expenses for which payment is being sought. Notwithstanding anything to the contrary in the foregoing, the Company's obligations pursuant to this Section 20 shall not apply if a court of competent jurisdiction finally determines, upon entry of a final and non-appealable judgment, that in connection with any such Proceeding, the Executive acted in bad faith or with willful misconduct or was grossly negligent.

21.No Rule of Construction. The Parties, each represented by legal counsel in negotiating this Agreement's terms, have participated jointly in the negotiation of this Agreement and hereby agree that this Agreement shall be construed to be neither against nor in favor of any Party based upon any Party's role in drafting this Agreement, but rather in accordance with the fair meaning hereof. The Executive hereby acknowledges and agrees that the Executive (a) carefully read and understands all of the provisions of this Agreement and the Schedules and Exhibits attached hereto and thereto, and has had the opportunity for this Agreement and the Schedules and Exhibits attached hereto and thereto to be reviewed by the Executive's counsel, and (b) is voluntarily entering into this Agreement, including the Schedules and Exhibits attached hereto and thereto. All references in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation" or "but not limited to". The Section headings contained herein are for convenient reference only and shall not affect the meaning or interpretation of this Agreement.

22.Definitions. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below:

(a)"Affiliate" means, with respect to any Person, a Person that, directly or indirectly, through one (I) or more intermediaries controls, is controlled by or is under common control with the first mentioned Person. For the purposes of this definition, "control," including the terms "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract, agreement or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

OM_US 16 454719 4-2. 103640 .00 13

(b)"Business" means the actual (or intended pursuant to any written proposal or plan initiated, adopted or implemented by the Board and of which the Executive has been informed, or had knowledge, of prior to the date the Executive's employment hereunder terminates) business of the Company and/or any of its direct or indirect subsidiaries during the Employment Period and as of the date the Executive's employment with the Company terminates, and as of the date hereof, the Business of the Company Group is the provision of oncology services.

(c)"Business Day" means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Los Angeles, California.

(d)"Cause" means if the Executive is discharged by the Company on account of the occurrence of one (1) or more of the following events: (i) the Executive materially breaches any of the Restrictive Covenants or the Executive's employment pursuant to this Agreement is in material breach of a restrictive covenant between Executive and any other Person, (ii) the Executive materially breaches his obligations under this Agreement (including Section 2), (iii) any member of the Company Group is directed by a regulatory or governmental body to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material and adverse effect on any member of the Company Group, (iv) (A) the commission by the Executive of a felony crime (excluding a felony relating to a traffic accident or traffic violation) or (B) the Executive has been convicted of, or pled guilty or no contest to any crime involving as a material element fraud or dishonesty, (v) the willful misconduct or gross neglect of the Executive that results in material harm (or be adverse) to the Company, any member of the Company Group or any of their respective businesses or operations, (vi) the Executive commits an act of fraud, theft, misappropriation, gross negligence or dishonesty, or embezzlement or misuse of funds or assets belonging to the Company, any member of the Company Group, or any other Person, (vii) the breach by the Executive of any fiduciary duty (including usurping a corporate opportunity, or a duty of loyalty) owed to the Company or any other member of the Company Group or any of their respective equity holders, including obtaining any personal profit or gain not disclosed in advance to, and approved by, the Board in connection with any transaction entered into by, or on behalf of, or in relation to, any member of the Company Group, (viii) the Executive commits any harassment, discrimination, or act of serious moral turpitude, as determined by the Company in good faith, or (ix) the Executive uses illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with the Executive's duties hereunder, which causes, or which could reasonably be expected to cause, any member of the Company Group public disgrace or disrepute or economic harm, as determined by the Company in good faith. The Company's decision not to extend the Initial Term, or any subsequent Renewal Term, shall be considered a termination without "Cause" for all purposes under this Agreement.

(e)"Company Sale" means (i) any transaction (or a series of related transactions) with an independent third party or group of independent third parties, whether by sale of equity interests, merger, recapitalization, reorganization, combination, consolidation, or otherwise, pursuant to which one (1) or more such independent third parties shall acquire equity interests possessing the voting power to elect a majority of the members of the Board (or similar governing body), or (ii) a sale or license of all or substantially all of the assets of the Company and its subsidiaries in a transaction (or a series of related transactions) to an independent third party.

(f)"GAAP" means U.S. generally accepted accounting principles, consistently applied.

(g)"Good Reason" means (i) a material breach of any of the provisions of this Agreement, (ii) any reduction of the Executive's Base Salary, (iii) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or change to the Executive's reporting

DM_US 164547194-2. 103640 .0 013

structure, in each case so as to constitute a material diminution of status with the Company; or (iv) the requirement that Executive perform Executive's principal executive functions more than twenty (20) miles from the Company's primary office located in Cerritos, California (which is initiated at Company direction without the approval of the Executive); provided, that, in each case, (A) Executive must provide the Company with written objection to the event or condition within thirty (30) days following the earlier of
(I) the occurrence of such event or condition or (2) notice to the Executive by the Company regarding such event or condition, (B) the Company does not reverse or otherwise cure the event or condition within thirty
(30) days after the Executive gives such written objection, and (C) the Executive resigns within thirty (30) days following the expiration of such thirty (30) day cure period.

(h)"Person" means any individual, partnership, a limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a governmental body.

(i)"Restricted Territory" means any state in which the Company Group conducts the Business, or is in active development to conduct the Business, during the Employment Period.

(j)"Sponsor Related Parties" means Havencrest Capital Management, LLC, M33 Growth, LLC, ROCA Partners LLC, and each of their respective Affiliates, and, in the case of each of the foregoing, any other investment funds and management entities formed or managed by any of the foregoing Persons, and each of their respective general partners, managers, officers, directors, and employees .

23.Key Man Insurance. The Executive acknowledges that the Company shall have the right, but not the obligation, to obtain key man life and/or disability insurance on the Executive, which insurance policies shall be paid for by and shall be for the benefit of the Company. The Executive shall submit to such physical examinations and provide such information and complete such forms as may be reasonably necessary and appropriate for the Company to obtain or renew any such insurance policies, from time-to time, all at the Company's sole cost and expense. In the event the Executive's employment with the Company (or any of its successors or assigns) is terminated (other than for death or disability), the Executive shall have the right, but not the obligation, to assume any and all obligations under any key man life and/or disability insurance obtained by the Company under this Section 22; provided , that (a) the Executive provides the Company with a written request thereto no later than ten (10) Business Days following termination of the Executive ' s employment hereunder, (b) the Executive reimburses the Company for any prepaid premiums (or similar payments) paid by or on behalf of the Company, and (c) the Company shall use commercially reasonable efforts to assign or cause to be assigned to the Executive all of its right, title and interest in and to such policy.

24.Enforcement Costs. If any legal action or other proceeding is brought, for the enforcement or interpretation of any of the terms or conditions of this Agreement, or because of an alleged or actual dispute, breach, or default, in connection with any of the provisions of this Agreement, the prevailing Party in such action shall be entitled to recover from the non-prevailing Party the costs it incurred in such action including reasonable attorneys ' fees (including costs and fees incurred on appeal), in addition to any other relief to which such Party may be entitled, to the greatest extent permissible by applicable law.

25.Third-Party Beneficiaries. This Agreement is for the benefit of the Parties and each member of the Company Group and their respective successors, permitted assigns, and Affiliates (including any of the Sponsor Related Parties, in each case such Person shall be a third party beneficiary of this Agreement (for enforcement purposes only with respect to such Affiliates)) and this Agreement shall be enforceable by any such Person.

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26. 280G. Notwithstanding anything contained in this Agreement to the contrary, if any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and the Executive (collectively, the "Payments") would constitute "excess parachute payment" within the meaning of Section 280G of the Code, and would, but for this Section 26 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), the amount of such Payments shall either (i) be delivered in full, or (ii) be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event the Payments are reduced under this Section 26, such payments shall be reduced such that the reduction of cash compensation to be provided to Employee as a result of this Section 26 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. To the extent that the Payments are required to be reduced pursuant to this Section 26, they shall be reduced as follows: (a) first, cash payments, in reverse chronological order, (b) next, payment or reimbursement of medical premiums incurred pursuant to an election to continue medical coverage under Section 4980B· of the Code and Sections 601 through 608, inclusive, of ERISA and (c) last accelerated vesting of unvested equity awards, if applicable. All determinations required to be made under this Section 26, including whether a payment would result in an "excess parachute payment" and the assumptions utilized in arriving at such determination, shall be made by an accounting firm selected by the Company and reasonably acceptable to the Executive.

27.Costs and Expenses. The Company shall pay the Executive's attorney fees incurred in connection with the negotiation and preparation of this Agreement up to a maximum amount of $10,000. The Company shall bear its own costs and expenses, including the costs and expenses of its own attorneys, accountants and financial advisors representing it in connection with the negotiation and preparation of this Agreement.

28.WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HA VE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION OR DEFENSE BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES OR THE CESSATION OF SUCH RELATIONSHIP.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Executive and the Company have executed this Amended and Restated Employment Agreement as of the day and year first above written.

COMPANY:

TOI MANAGEMENT, LLC, a Delaware limited
liability company

By: /s/ Hilda Agajanian
Name: Hilda Agajanian
Title : Authorized Signatory

EXECUTIVE:

/s/ Bradford Hively
Bradford Hively

[SIGNATURE PAGE TO BRADFORD HIVELY A&R EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This RELEASE OF CLAIMS AGREEMENT (the "Release") is executed on     , 20_, by and among the undersigned (the "Releasor" or the "Executive"), and TOI Management, LLC, a Delaware limited liability company (together with its direct and indirect subsidiaries, the "Company"). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such term in the Employment Agreement (as defined below). The Company and the Executive are collectively referred to as the "Parties."

WITNESSETH:

WHEREAS, the Company and the Releasor are parties to that certain Amended and Restated Employment Agreement, dated December 16, 2019 (the "Employment Agreement");

WHEREAS, pursuant to Section 5(a) of the Employment Agreement, the execution and delivery by the Releasor of this Release is a condition precedent to the payment of the Severance Payments; and

WHEREAS, the Releasor has made an independent, voluntary and informed decision that the
.transactions .contemplated by this Release are in the Releasor's best interests.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the recitals set forth above, the Releasor agrees as follows:

I.    Release. The Releasor makes this Release on behalf of the Releasor and the Releasor's successors, assigns, heirs, beneficiaries, executors, administrators, creditors, representatives, agents and Affiliates (the "Releasing Parties"). The Release is given to the Company and its parents, subsidiaries, Affiliates, partners, and each of their predecessors, successors, and assigns and each and all of their respective past, present or future members, officers, directors, equity holders, trustees, representatives, employees, principals, agents, insurers, partners, lenders, attorneys, and other advisors; and any employee benefit plan established or maintained by the foregoing entities and their plan administrators; and the Sponsor Related Parties (collectively, the "Released Parties") . In consideration of the promises and covenants set forth herein and in the Employment Agreement, Releasor hereby fully, finally and irrevocably releases, acquits and forever discharges the Released Parties forever and unconditionally of and from any and all commitments, actions, debts, sums of money, claims, counterclaims, suits, causes of action, damages, penalties, demands, liabilities, obligations, costs, expenses, contracts, covenants, controversies, agreements, promises, judgments and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, existing or claimed to exist, which such Releasing Parties, or any of them, had, has or may have had at any time arising from the beginning of time through the date Releasor signs this Release, against the Released Parties, or any of them, including those relating to or arising out of or from the Employment Agreement or the Releasor's service as an employee, officer and/or director of the Company and the Releasor's termination of employment thereof (the "Claims"). The Claims include Claims for (a) the payment of Base Salary; Bonus; employee benefits; lost wages or benefits; any other compensation or benefits; compensatory damages; punitive damages; penalties; attorneys' fees or costs; equitable relief; or any other form of damages or relief; (b) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, or other protected classification under the federal, state, municipal, or local laws of employment, including those arising under the common law, and any alleged violation of the Age Discrimination and Employment Act of 1967 ("ADEA''), the Older Workers Benefit Protection Act, Title

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VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1991, Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, or the Worker Adjustment and Retraining Notification Act, all as amended, and any other law; (c) wrongful termination, back pay, or future wage loss; (d) any other claim, whether in tort, contract or otherwise; and/or (e) any claim for costs, fees or other expenses, including attorneys' fees. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall be deemed to release the Released Parties or any of them hereunder from and the term "Claim" shall exclude (i) any claims or other rights that either Party may have arising from a breach by the other Party of its obligations set forth in this Release, (ii) any claim, right or remedy of any of the Releasing Parties under, related to, arising out of or in connection with the provisions of the Employment Agreement that survive the termination of the Releasor's employment, or any of the Released Parties' obligations under any such agreements in this subsection (ii), (iii) the Company's obligations to make the Severance Payments set forth in the Employment Agreement, (iv) claims arising out of or relating to the Executive's indemnification rights under the Employment Agreement, any and all applicable bylaws, articles of incorporation, insurance policies, California Labor Code Section 2802 and/or applicable law (including but not limited to indemnification relating to any lawsuits, claims, or other legal actions that have been or are hereafter brought against the Executive in his capacity as an employee, director or officer or former director, employee, or officer, or otherwise arising out of the Executive's employment), as well as reasonable attorneys' fees, costs, and expenses incurred by the Executive in connection therewith; (v) any claims or rights that cannot be waived or released as a matter of law; or (vi) claims with respect to the breach of any covenant to be performed by the Company or any Released Parties after the date of this Release.

2.Release of Unknown Claims. The Releasor represents that the Releasor is not aware of any claims other than the claims that are released by this Agreement. The Releasor expressly acknowledges and agrees that the releases herein are general in nature and as broad as may be granted under applicable law, and that this Agreement fully and finally settles and forever resolves all of the claims released hereby, even those which are unknown, unanticipated or unsuspected. Upon the advice of legal counsel, the Releasor hereto hereby acknowledges that the Releasor understands, and expressly waives, all benefits and protections under Section 1542 of the Civil Code of California, as well as under any other statutes, legal decisions or common law principles of similar effect to the extent that such benefits or protections may contravene the provisions of this Agreement. Section 1542 of the Civil Code of California states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasor hereto acknowledges that the foregoing waiver was separately bargained for and is a key element and material term of this Agreement.

3.Representations. Except as set forth on Schedule I attached hereto, the Releasor represents and warrants that the Releasor (a) has not filed, and there is not pending with any governmental agency or, any state or federal court, or any other forum, any charge or Claim against any of the Released Parties, and
(b) is not aware of any facts that could give rise to a charge or Claim against any of the Released Parties.

4.No Assignment of Claims. The Releasor hereby represents to the Released Parties that the Releasor (a) is the sole owner of the Claims, (b) has not assigned any Claims or possible Claims against any Released Party, (c) fully intends to release all Claims against the Released Parties, including unknown and contingent Claims, (d) has the full right and power to grant, execute, and deliver the full and complete

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releases, undertakings, and agreements herein contained, and (e) has consulted with counsel with respect to the execution and delivery of this Release and has been fully apprised of the consequences hereof.

5.Covenant Not to Sue. The Releasor covenants and agrees not to institute, or to authorize any person on its behalf to institute, any action or proceeding against any of the Released Parties with respect to the released Claims. The Releasor understands that nothing contained in this Agreement limits Releasor's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively, the "Government Agencies"). However, the Releasor also understands that the Releasor is waiving Releasor' s right to recover monetary damages or other individual relief in connection with any such charge, but not Releasor's right to receive an award pursuant to any whistleblower provisions for information provided to any Government Agencies, consistent with applicable law. The Releasor further understands that this Agreement does not limit Releasor's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

6.Remedies. Subject to Section 7, the Releasor understands and agrees that, if the Releasor violates any of the commitments made in this Release, the Company may seek to recover the Severance Payments and the Releasor agrees to pay the actual attorney's fees and expenses incurred by the Released
Parties in enforcing this Release or in defending a released Claim: · However, nothing herein shall affect the Company's rights to seek restitution, recoupment or setoff or any other remedy in connection with any challenge related to the validity of the release under ADEA.

7.ADEA Rights. In compliance with the Releasor's statutorily protected rights under the ADEA, no penalty, condition precedent (including any requirement that the Releasor tender back the Severance Payments) or other limitation shall be imposed if the Releasor challenges the waiver of rights under Section 1 or covenant not to sue pursuant to Section 5 under the ADEA on the grounds that the waiver or covenant not to sue was not made knowingly and voluntarily. This Section 7 shall apply notwithstanding any other provision in the Release. The Releasor hereby acknowledges that the Company has informed the Releasor that the Releasor has up to twenty-one (21) days to sign this Release and the Releasor may knowingly and voluntarily waive all or any part of that twenty-one (21) day period by signing this Release earlier. The Releasor also understands that the Releasor shall have seven (7) days following the date on which the Releasor signs this Release within which to revoke it by providing a written notice of the Releasor's revocation to the Company at the following address: 18000 Studebaker Rd, Suite 800, Cerritos, CA 90703. If this Release is not revoked during that seven (7) day period, it shall become final and binding.

8.Adequacy of Information. The Releasor hereby represents and warrants that the Releasor has access to adequate information regarding the scope and effect of the release set forth herein, and all other matters encompassed by this Release, to make a voluntary, informed, and knowledgeable decision with regard to entering into this Release. The Releasor further represents and warrants that the Releasor has not relied upon the Company in deciding to enter into this Release and has instead made the Releasor's own independent analysis and decision to enter into this Release. The Company has advised, and hereby advises, the Releasor to consult an attorney prior to executing this Release which contains a general release and waiver.

9.Mutual Non-Disparagement. Except in order to comply with law, regulation or legal process, or to enforce (or defend) their respective rights hereunder or the Employment Agreement or any other agreement with any member of the Company Group or as described in Section 4(a)(iii) or Section 4(a)(iv) of the Employment Agreement, the Executive and the Company mutually agree not to make any public disparaging or negative remarks, whether oral or written, about the other, including any member of

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the Company Group or any their respective equity holders, officers, directors, managers, and/or executives.

10.Sufficiency of Consideration. The Releasor acknowledges and agrees that the obligations of the Released Parties pursuant to the Employment Agreement and the covenants contained therein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

11.Law Governing; Dispute Resolution. The Releasor and the Company, each represented by legal counsel in drafting and negotiating this Release, agree that this Release, and all claims and disputes arising in connection with this Release, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof. Any claim or dispute arising out of or relating to this Release , or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be resolved solely and exclusively in accordance with the terms of the Employment Agreement.

12.Interpretation. Each Party has been represented by counsel in connection with this Release and each provision of this Release shall be interpreted and construed as if it were equally and jointly drafted by the Parties.

13.Severability. Subject to Section 7, if any term or other provision of this Release is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, the Company may elect to enforce the remainder of the Release or cancel it and seek to recover any consideration paid to the Releasor if the Releasor has violated this Release.

14.Counterparts and Facsimile Signatures. This Release may be executed in two (2) or more counterparts (including by means of facsimile or electronically transmitted portable document format (.PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one (1) and the same instrument; provided, that facsimile or electronically transmitted signatures of this Release shall be deemed to be originals. Counterpart signatures need not be on the same page.

15. Entire Agreement. This Release and the Employment Agreement contain the entire understanding and agreement between and among the Parties with respect to the subject matter hereof.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the Parties have made and entered into this Release of Claims Agreement the date first hereinabove set forth.

COMPANY:

TOI MANAGEMENT, LLC, a Delaware limited liability company

By:         Name:
Title: Authorized Signatory

RELEASOR:

Bradford Hively

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Schedule 1

[TO BE UPDATED/PROVIDED ON EFFECTIVE/EXECUTION DATE OF THE RELEASE]

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EXHIBIT B

1.The Executive may serve as a Strategic Advisor, or similar position, to RLH Equity with a time commitment of no more than four (4) hours per month.

2.The Executive may remain a member of the Board of Directors of Biorasi and Patient Care America until the earlier of: (i) six (6) months from the Effective Date, or (ii) such time when RLH Equity notifies the Executive that he may resign from the Boards.

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